Exhibit 10.32

SERVICE AGREEMENT

CONTENTS
1.	DEFINITIONS AND INTERPRETATION	1
2.	APPOINTMENT TERM AND NOTICE	3
3.	THE EXECUTIVE’S DUTIES	3
4.	PLACE OF WORK	4
5.	HOURS OF WORK	4
6.	SALARY	5
7.	BONUS	5
8.	PENSION AND OTHER BENEFITS	5
9.	EXPENSES	7
10.	HOLIDAYS	7
11.	INCAPACITY	8
12.	OBLIGATIONS DURING EMPLOYMENT	9
13.	TERMINATION	11
14.	CHANGE OF CONTROL	12
15.	RESTRICTIONS AFTER TERMINATION OF EMPLOYMENT	13
16.	DISCIPLINARY AND GRIEVANCE PROCEDURES AND SUSPENSION	17
17.	DEDUCTIONS	18
18.	DIRECTORSHIP	18
19.	NOTICES	18
20.	PREVIOUS AGREEMENTS	18
21.	COLLECTIVE AGREEMENTS	19
22.	LAW AND JURISDICTION	19

THIS SERVICE AGREEMENT is made effective October 22, 2002

BETWEEN

(1)	Somera Communications Limited (a company registered in England and Wales under number 4567461 (“the Company”) and;

(2)	Ron Patterson (“the Executive”)

and includes the Particulars of Terms of Employment required by the Employment Rights Act 1996.

OPERATIVE PROVISIONS:

1.	DEFINITIONS AND INTERPRETATION

“Associated Company”	means any company which for the time being is:

(i) a holding company (as defined by Section 736 of the Companies Act 1985) of the Company;

(ii) a subsidiary (as defined by Section 736 of the Companies Act 1985) of the Company or of its holding company;

(iii) a company over which the Company has control within the meaning of Section 840 of the Income and Corporation Taxes Act 1988; or

(iv) a subsidiary undertaking of the Company as defined by Section 258 of the Companies Act 1985.

“Board”	the Board of Directors of the Company from time to time;

“Confidential Information”	all and any trade secrets, lists, computer programs, databases and software or confidential information relating to or belonging to the Company [or any Associated Company] including but not limited to any such information relating to customers, price structures, discounts offered by the Company, marketing information, technical designs or specifications of the Company’s [or any Associated Company’s] products, financial information and plans, business plans or dealings relating to the current or future activities of the Company, current and future plans relating to all or any development of the Company including the timing of all or any such matters, formulae, know-how, computer passwords, product performance data, product lines, research activities, internal management accounts, any document marked “confidential” or any information which the Executive has been told is confidential or which the Executive might reasonably expect the Company [or any Associated Company] would regard as confidential or which by its very nature is confidential to the Company, or any information which has been given to the Company [or any Associated Company] in confidence by customers, suppliers or other persons, and whether or not recorded in documentary form, computer disk or tape, which the Executive shall acquire at any time during the Executive’s employment but which does not form part of the Executive’s own stock in trade provided that it shall not include any information or knowledge which may subsequently come into the public domain after the Termination Date other than by way of unauthorised disclosure by the Executive;

“Material Interest”	1. the holding of any position as director, officer, employee, consultant, partner, principal or agent;

2.      the direct or indirect control or ownership (whether jointly or alone) of any shares save for the ownership for investment purposes only of not more than 5% of the issued ordinary shares of any company whose shares are listed on any Recognised Investment Exchange (as defined in Section 285 of the Financial Services and Markets Act 2000);

“Termination Date”	the date on which the Executive’s employment

under this Agreement terminates and references to “from the Termination Date” mean from and including the date of termination.

1.1.	Unless the context otherwise requires words denoting the singular shall include the plural and vice versa.

1.2.	References to the word “include” or “including” are to be construed without limitation.

1.3.	References in this Agreement to statutory provisions include all modifications and re-enactments of them and all subordinate legislation under them.

1.4.	Headings in this Agreement are inserted for convenience only and shall not affect its construction.

2.	APPOINTMENT TERM AND NOTICE

2.1.	The Company will employ the Executive and the Executive will serve the Company as its Managing Director, Europe, Middle East & Africa (EMEA).

2.2.	The Executive’s appointment shall be deemed to have commenced on October 21st 2002 and shall continue (subject to earlier termination as provided in this Agreement) until terminated by the Company giving to the Executive six calendar months prior written notice.

2.3.	The Executive’s continuous employment with the Company for the purposes of the Employment Rights Act 1996 commenced on October 21, 2002.

3.	THE EXECUTIVE’S DUTIES

3.1.	The Executive will carry out the duties and functions, exercise the powers and comply with the instructions assigned or given to the Executive from time to time by the Somera Communications, Inc.’s Chief Executive Officer. Except when prevented by illness, accident or holiday the Executive will devote all of the Executive’s time, attention and skill to the affairs of the Company and any Associated Company and where appropriate do his best to promote their interests. Throughout his employment, the Executive agrees to performance of all the duties and responsibilities as Managing Director, Europe, Middle East & Africa as set forth in the Executive’s Goals Alignment Program document for 2003 (and each year thereafter as applicable), unless required by the Company to do otherwise.

3.2.

The Executive will at all times keep the Chief Executive Officer promptly and fully informed (in writing if so requested) of the conduct of the business or affairs of the Company and any Associated Company and provide such explanations and assistance as required in connection with such business or affairs and the Executive’s employment under this Agreement.

3.3.	The Executive expressly acknowledges that he will draw to the attention of the Company any act by a director, employee or third party that is a breach on their part or may harm the interests of the Company.

3.4.	The Executive agrees that his performance of his duties and functions while employed by the Company shall conform to, and be in compliance with, the Company’s Code of Business Conduct and Employee Handbook, each as adopted and amended from time to time during the Executive’s employment period.

4.	PLACE OF WORK

4.1.	The Executive will perform the Executive’s duties at Oak Lodge, Kiln Way, Grayshott, Surrey or such other place of business of the Company or of any Associated Company inside the United Kingdom as the Company may require.

4.2.	If the Company shall alter the Executive’s place of work to one significantly further from the Executive’s home at the date of the change the Executive shall be entitled for the better performance of the Executive’s duties to move home and the Company shall in that event reimburse the Executive for the cost of all reasonable removal and relocation expenses as the Company in its absolute discretion shall allow.

4.3.	In the performance of the Executive’s duties, the Executive may be required to travel both throughout and outside the United Kingdom.

5.	HOURS OF WORK

5.1.	The Company’s normal office hours are from 9am to 5pm Monday to Friday but the Executive will work such hours as are needed for the proper performance of his duties including hours outside the Company’s normal office hours without additional remuneration in order to meet the requirements of the business.

5.2.	The Executive and the Company agree that for the purposes of the Working Time Regulations 1998 the Executive is a “Managing Executive” within the meaning of Regulation 20.

6.	SALARY

6.1.	The Executive’s basic annual salary (inclusive of any director’s fees) is £100,000 which will accrue from day to day and be payable monthly in arrears on the last day of each month or the nearest working day before that.

6.2.	The Executive’s salary will be subject to review annually by the Company in its absolute discretion, the first review to take place, on October 21st 2003.

7.	BONUS

7.1.	The Executive will while employed by the Company be entitled to be paid a bonus of up to £15,000 for the accomplishment of certain individual and Company based goals completed during the period October 21, 2002 and December 31, 2002 on such terms as determined by the Company. Payment if any for such bonus shall be made on or before February 1, 2003.

7.2.	The Executive will while employed by the Company be entitled to be paid a bonus of up to £100,000 for the accomplishment of certain individual and Company based goals completed during each calendar year of the appointment term as described in Section 2.2 herein on such terms as determined by the Company and as set forth in the Company’s Executive Incentive Compensation Plan. Payment(s) if any for such bonus shall be made at the time established for payment in the Executive Incentive Compensation Plan, the terms and conditions of such plan are incorporated by reference herein.

7.3.	The Executive will while employed by the Company be entitled to be paid a bonus of two percent (2.0%) of the Adjusted Monthly Gross Profit generated by the sales of products and/or services between Telrad Inc. and the Company that take place between October 21st 2002 and March 31st 2003. Such payment, if any shall be made within 30 days following the end of the period described herein.

7.4.	The Company reserves the right in its absolute discretion to define the terms, calculation method and timing of payout of any and all bonus payments as described herein. In the event of a termination of this Agreement by either party any bonus payment described herein shall be due and payable to the Executive on a prorated basis as of the effective date of said termination.

8.	PENSION AND OTHER BENEFITS

8.1.

During each year of his employment under this Agreement The Company will contribute, in equal monthly installments, to a personal pension plan of the Executive’s choice, an amount equal to the maximum amount permitted by the Inland Revenue not to exceed 20% of his then base annual salary. The Company shall make a one time lump sum payment to the Executive in each calendar year during the appointment term in an amount equal to the difference between 20% of the Executive’s then base annual salary amount and the maximum amount permitted to be made into the personal pension plan mentioned herein if such permitted amount is less than 20% of his then base annual salary.

8.2.	There is no contracting out certificate in force in respect of the Executive’s employment under the provisions of the Pension Schemes Act 1993.

8.3	The Executive will be entitled to participate in the Somera Communications, Inc. 1999 Stock Option Plan, or any subsequent stock option plan of the Company, subject to and upon the rules of such stock option plan and any stock option agreement agreed between Somera Communications, Inc. and the Executive. It will be recommended to the Company’s Board of Directors following the effective date of this Agreement that the Company grant the Executive an option to purchase 100,000 shares of the Company’s Common Stock at a price per share equal to the fair market value per share of the Common Stock on the date of grant, as determined by the Company’s Board of Directors. This option grant shall be subject to the terms and conditions of the Company’s Stock Option Plan and Stock Option Agreement, including vesting requirements. The Unit Option shall be for a term of ten years (or shorter upon termination of employment or consulting relationship with the Company) and shall be vested with respect to twenty-five percent (25%) as of the first anniversary of the effective date of this Agreement and shall thereafter vest at the rate of 1/36th of the remaining seventy-five percent (75%) on the first day of each month following the first anniversary of the effective date of this Agreement. Such vesting shall be conditioned upon the Executive’s continued employment with the Company as of each vesting date.

8.4	The Company will arrange and pay for the Executive to be covered by life insurance that will result in a payment of 1 times the Executive’s Basic Annual Salary plus incentive compensation at target amount regardless of the Inland Revenue limits in the event of his death, but not to exceed the equivalent of US$500,000. The Company shall use its reasonable efforts to make available to the Executive, at the Executive’s cost, optional additional coverage’s of insurance up to an additional 3 times the Executive’s Basic Annual Salary plus incentive compensation at target amounts. In such circumstances, the Executive will be liable for tax on the insurance premium for the coverage’s above the Inland Revenue limit.

8.5	During the Executive’s employment the Company will provide the Executive and immediate family at the Company’s expense with cover under the Company’s Private Medical Expenses Insurance Scheme with [insert name] subject to and upon the rules of the said scheme from time to time in force and to the Executive ([and where appropriate the Executive’s family]) being eligible to participate in or benefit from the scheme.

8.6	During the Executive’s employment the Company will provide the Executive at the Company’s expense with cover under the Company’s Private Health Insurance Scheme with [insert name] subject to and upon the rules of the said scheme from time to time in force and to the Executive being eligible to participate in or benefit from the scheme.

8.7	In respect of the benefits provided to the Executive under this Clause 8 the Company reserves the right to terminate or substitute other schemes for them or amend the scale or level of benefits provided that each and every benefit shall not be less favourable than the benefits provided to the Executive under the existing scheme.

8.8	The total amount payable by The Company under sections 8.1 to 8.7 will not exceed 20% of the annual basic salary.

9.	EXPENSES

9.1	The Company will reimburse to the Executive in accordance with Company policy regarding such reimbursements for all out of pocket expenses reasonably and properly incurred in the performance of the Executive’s duties under this Agreement on hotel, traveling, entertainment and other similar items provided that the Executive produces to the Company all appropriate receipts or other satisfactory evidence of expenditure. Such reimbursement shall include the mileage incurred by the Executive in his personal vehicle when the reimbursement rate for such mileage shall be the maximum amount allowed by local law.

10.	HOLIDAYS

10.1	In this clause “holiday year” means the period from 1st January to 31st December in each year.

10.2	In addition to statutory bank and public holidays the Executive will be entitled to accrue and use up to 25 working days’ paid holiday in each holiday year. Such accrual shall be made on a calendar month basis.

10.3	All holidays are to be taken at such times as may be approved by the Company in advance. The provisions of Regulation 15 in the Working Time Regulations 1998 relating to notification of holidays do not apply to the Executive’s employment with the Company.

10.4	The Executive may carry forward to the following holiday year with the Company’s written approval up to [10] days accrued but unused holiday entitlement but the Executive must take any holiday which is carried forward before the end of June in that year.

10.5	The Executive will not be entitled to any pay in lieu of holiday except when employment terminates and the Executive has not taken his accrued entitlement as at the Termination Date. On termination, the Executive’s holiday entitlement will be calculated pro-rata for each completed calendar month worked in that holiday year. Where the Executive’s employment is terminated because of misconduct or where the full contractual notice period is not given by the Executive, unused accrued holiday pay over the statutory minimum laid down by law will not be paid.

10.6	Where the Executive has taken more or less than his holiday entitlement in the holiday year in which the employment terminates, a proportionate adjustment will be made by way of addition to or deduction from as appropriate the Executive’s final gross salary calculated on a pro-rata basis.

11.	INCAPACITY

11.1	If the Executive is absent from work due to illness injury or other incapacity the Executive must notify the Company as soon as possible on the first day of absence that the Executive will be unable to attend. The Executive must then keep the Company informed on a regular basis of his progress and when he expects to return to work.

11.2	If the Executive is absent from work for less than seven days (including weekends), the Executive is required to complete a self-certification form stating the dates and reason for absence including details of illness, injury or incapacity on non working days as this information is required by the Company to calculate Statutory Sick Pay (“SSP”) entitlement.

11.3	If the Executive is absent from work due to illness or injury which continues for seven or more consecutive days (including weekends) the Executive must provide the Company with a medical certificate from a licensed medical practitioner and give or send it immediately to the Company. If absence is prolonged the Executive should continue to submit regular medical certificates, on a weekly basis, to cover the absence and to keep the Company informed generally as to the Executive’s condition and the likely date of return to work.

11.4	“Qualifying days” for SSP purposes are Monday to Friday inclusive. The first three qualifying days are waiting days for which no SSP is payable.

11.5	Failure to comply with the above procedures may disqualify the Executive from receiving SSP and Company Sick Pay. Provided that the Executive has complied with the notification and certification procedures above, if the Executive is absent from duties as a result of illness or injury the Executive will be entitled to receive his basic salary for a maximum period [in total] of thirteen (13) weeks and after that half of his salary for a maximum period [in total] of twenty six (26) weeks during the period of time in which this Agreement is in effect. Any payment made to the Executive under this clause will include any entitlement that the Executive may have to receive SSP from the Company. Company Sick Pay will be reduced by the amount of any Social Security benefits recoverable by the Executive (whether or not recovered) in respect of illness or injury].

11.6	If the Executive is absent from work due to an accident which occurred or a condition which was sustained either on or off duty any Company sick pay received by the Executive from the Company in respect of the absence will be treated as a loan which the Executive must repay to the Company if the Executive recovers damages in respect of an injury, condition or absence from work.

12.	OBLIGATIONS DURING EMPLOYMENT

12.1	During employment by the Company the Executive shall:

12.1.1	abide by any relevant Company policy, rule or procedure that may be in force from time to time, including but not limited to the Company’s Code of Business Conduct and Employee Handbook;

12.1.2	not without the Company’s prior written consent hold any Material Interest in any person, firm, company, business or organisation which:

12.1.2.1	is in competition with the Company or Associated Company;

12.1.2.2	impairs or might reasonably be thought by the Company or Associated Company to impair the Executive’s ability to act at all times in the best interests of the Company; or

12.1.2.3	requires or might reasonably be thought by the Company or Associated Company to require the Executive to disclose Confidential Information in order properly to discharge his duties to or further his interest in such person, firm, company, organisation or business;

12.1.3	not divulge Confidential Information or obtain or seek to obtain any direct or indirect financial advantage from the disclosure of such information provided that this obligation not to divulge Confidential Information does not apply to disclosures made with the prior written consent of the Company and/or Associated Company or required by a Court Order;

12.1.4	not make any notes or memoranda relating to any matter within the scope of the business dealings or affairs of the Company or Associated Company otherwise than for the benefit of the Company or Associated Company or without the prior written consent of the Board remove from the Company premises or copy or allow others to copy the contents of any document, disk, tape or other tangible items which contains any Confidential Information or which belongs to the Company or Associated Company;

12.1.5	not without the prior written consent of the Board make or communicate any statement (whether written or oral) to any representative of the press, television, radio or other media and not write any article for the press or otherwise on any matter connected with or relating to the business of the Company or Associated Company without obtaining the prior written consent of the Board.

12.1.6

if so requested by the Company delete all Confidential Information from any computer disks, tapes or other reusable material in the Executive’s possession or under the Executive’s control and destroy all other documents and tangible items in the Executive’s possession or under the Executive’s control which contain or refer to any Confidential Information;

12.1.7	immediately return to the Company on request and in any event on the Termination Date all originals and copies of all documents, computer disks and tapes and other tangible items in the Executive’s possession or under the Executive’s control which belong to the Company or the Associated Company or which contain or refer to any Confidential Information or which in any other way relate or belong to the Company or Associated Company;

12.2	The provisions of this Clause 12 are subject to the Public Interest Disclosure Act 1999 and the Executive’s rights under that Act are unaffected.

13.	TERMINATION

13.1	The Company may terminate the Executive’s employment immediately by notice in writing without any entitlement to notice or payment in lieu of notice if the Executive:

13.1.1	commits, repeats or continues (after written warning) any serious breach of this Agreement, including the failure to perform the material obligations of the Executive’s position;

13.1.2	is guilty of serious misconduct or gross incompetence in the performance of his duties;

13.1.3	commits any act of dishonesty relating to the Company or Associated Company or any of its [or their] employees;

13.1.4	adversely prejudices or does or fails to do anything which in the reasonable opinion of the Board is likely to prejudice adversely the interests or reputation of the Company or Associated Company;

13.1.5	is convicted of any criminal offence (other than an offence [which does not in the opinion of the Board affect the Executive’s employment] under road traffic legislation in the United Kingdom or elsewhere for which the Executive is not sentenced to any term of imprisonment, whether immediate or suspended);

13.1.6	becomes bankrupt or enters into or makes any arrangement or composition with or for the benefit of his creditors generally; or

13.1.7	becomes of unsound mind.

13.2	This Agreement shall automatically terminate (without the obligation of the Company to make any severance payments or provide any separation benefits, except as provided by applicable law) on the happening of any of the following events:

13.2.1	on the Executive reaching age 65 (“the Retirement Date”) unless the Company and the Executive agree at any time prior to the Retirement Date that the Agreement should continue after the Retirement Date; or

13.2.2	if the Executive becomes prohibited by law from being a director or being concerned with the management of a company.

14.	CHANGE OF CONTROL

14.1	If there is a change in control of the Company or Associated Company and the Executive is dismissed within 12 months following that event (other than for gross misconduct or constructive dismissal by the Company), the Company shall pay the Executive and the Executive agrees to accept a sum which is equal to 6 months’ salary, benefits and scheduled bonus plus the immediate vesting of 50% of all the Executives’ stock options granted to the Executive (subject to the deduction of income tax and National Insurance contributions as appropriate). The Company shall make the payment to the Executive within 30 days of the dismissal.

Change of Control for the purpose of this clause is defined as: Any “person” (as defined in the United States Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in such Act), directly or indirectly of securities of the parent company of the Company, Somera Communications, Inc., a Delaware, United States corporation (“Somera”), representing fifty percent (50%) or more of the total voting power represented by the then outstanding voting securities of Somera; or the consummation of a merger or consolidation of Somera with any other corporation, that together form a merger or consolidation which would result in the voting securities of Somera outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of Somera or such surviving entity outstanding immediately after such merger or consolidation; or the consummation of the sale by the Company of all or substantially all of the Company’s assets.

15.	RESTRICTIONS AFTER TERMINATION OF EMPLOYMENT

15.1	Definitions

In this Clause 15 the following words and expressions have the following meanings:

Businesses	all and any commercial activities of the Company or Associated Company:
1. with which the Executive shall have been concerned or involved to any material extent at any time during the Relevant Period; or

2.      which the Company or Associated Company shall at the Termination Date have determined to carry on with a view to profit in the foreseeable future and in relation to which the Executive shall at the Termination Date possess any Confidential Information;

Critical Person

any person who was an employee, director or consultant employed or engaged by the Company or Associated Company at any time within the Relevant Period and who the Executive was directly or indirectly connected with or responsible for and who by reason of such employment or engagement and in particular his seniority and the expertise or knowledge of trade secrets or Confidential Information of the Company or Associated Company or knowledge of or influence over the clients, customers or suppliers of the Company or Associated Company is likely to be able to assist or benefit the business in or proposing to be in competition with the Company or Associated Company;

Relevant Customer	any person, firm or company who or which at any time during the Relevant Period is or was negotiating with, a client or customer of, or in the habit of dealing with, the Company or Associated Company for the sale or supply of Relevant Products or Services, and with whom the Executive had personal contact or dealings on behalf of the Businesses or of which the Executive had personal knowledge during the Relevant Period in the course of the Executive’s employment under this Agreement;
Relevant Period	the period of [one year] immediately before the Termination Date;
Relevant Products or Services

products or services which are of the same kind as or of a materially similar kind to or competitive with any products or services sold or supplied by the Company or Associated Company in the ordinary course of the Businesses within the Relevant Period and with which sale or supply the Executive was directly concerned or connected or of which the Executive had personal knowledge during the Relevant Period in the course of the Executive’s employment under this Agreement;

Restricted Territory	The United States, Europe, the Middle East and Africa

15.2	Reasonableness of Restrictions

The Executive acknowledges that in the ordinary course of the employment the Executive will be exposed to Confidential Information which may not be readily available to others engaged in a business similar to that of the Company or Associated Company or to the general public and which if disclosed will be liable to cause significant harm to the Company or Associated Company. The Executive agrees that the provisions of this clause 15 are necessary and reasonable to protect the legitimate interests of the Company and the Associated Company and their customers.

15.3	Confidential Information

After the termination of employment for whatever reason the Executive will not at any time and in any manner use or divulge or communicate to any person, firm, company or other organisation any Confidential Information except if such disclosure is with the prior written consent of the Company or required by a Court Order or relates to information which is in the public domain (otherwise than as a result of breach of this clause).

15.4	Non Competition

15.4.1	The Executive agrees that he will not, without the prior written consent of the Company, directly or indirectly and whether alone or in conjunction with or on behalf of any other person and whether as principal, shareholder, director, executive, employee, agent, consultant, independent contractor, partner or otherwise for a period of 24 months from the Termination Date:

15.4.1.1	be engaged, concerned or interested in, or provide technical, commercial, or professional advice to, any other business which supplies Relevant Products or Services in competition with the Company or Associated Company in the Restricted Territory;

15.4.1.2	be engaged, concerned or interested in any business which at any time during the Relevant Period has supplied Relevant Products or Services to the Company or is or was at any time during the Relevant Period a Relevant Customer if such engagement, concern or interest causes or would cause a supplier to cease or materially reduce its supplies to the Company or the Relevant Customer to cease or materially reduce its orders or contracts with the Company;

15.4.1.3	hold any Material Interest in any person, firm or company which requires or might reasonably be thought by the Company to require the Executive to disclose or make use of any Confidential Information in order properly to discharge his duties to or to further the Executive’s interest in such person, firm or company.

15.5	Non-Solicitation/Non-Dealing

15.5.1	The Executive agrees that he will not, without the prior written consent of the Company, directly or indirectly and whether alone or in conjunction with or on behalf of any other person and whether as principal, shareholder, director, executive, employee, agent, consultant, independent contractor, partner or otherwise:

15.5.1.1	for a period of 24 months from the Termination Date so as to compete with the Businesses, canvass, solicit or approach or cause to be canvassed, solicited or approached any Relevant

Customer for the sale or supply of Relevant Products or Services or endeavour to do so;

15.5.1.2	for a period of 24months from the Termination Date so as to compete with the Businesses accept or facilitate the acceptance of any contract with or deal with in competition with the Businesses any Relevant Customer in relation to the sale or supply of any Relevant Products or Services or endeavour to do so;

15.5.1.3	for a period of 24 months from the Termination Date in connection with any business in or proposing to be in competition with the Company, solicit, induce or entice away from the Company, employ, seek to employ, engage or appoint or in any way cause to be employed, engaged or appointed a Critical Person, whether or not such a person would commit any breach of his/her contract of employment or engagement by leaving the service of the Company;

15.5.1.4	at any time after the Termination Date use in connection with any business any name which includes the name of the Company, and/or the name of any Associated Company or is similar to it; or

15.5.1.5	at any time after the Termination Date directly or indirectly interfere with the continuance of supplies to the Company from any suppliers who have been supplying materials or services to the Company at any time during the Relevant Period and with whom the Executive has had personal contact.

15.6	Notwithstanding Clause 15.7 each covenant contained in Clause 15 shall be construed as a separate covenant and, if one or more of the covenants is held to be against the public interest or unlawful or in any way an unreasonable restraint of trade, the remaining covenants shall continue to bind the Executive.

15.7

Whilst the covenants in Clauses 15 are considered by the parties to be reasonable in all the circumstances as at the date of this Agreement the Company may by notice in writing at any time to the Executive reduce in whole or in part the extent or duration of the restrictions in them in such manner and to such extent as the Company in its absolute discretion determines and the Executive then agrees to be bound by such additional covenants in the form reduced and the validity of any other covenant and provision contained in this Agreement shall not be affected.

15.7.1	Either during the term of this Agreement or for any period beyond the termination of the Executive’s employment in which the restrictions contained in this Clause 15 apply, if the Executive applies for or is offered new employment, or a new engagement, before entering into any related contract the Executive will bring the terms of this Agreement to the attention of the third party proposing, directly or indirectly, to appoint or engage the Executive.

15.7.2	[Clause 15 of this Agreement shall apply as though references to “Associated Company” were substituted for existing references to the “Company”. The Executive’s obligations pursuant to such clauses will with respect to each Associated Company, constitute a separate and distinct covenant and the invalidity or enforceability of any such covenant shall not affect the validity or enforceability of the covenants in favour of the Company or any other Associated Company]].

15.8	DISCIPLINARY AND GRIEVANCE PROCEDURES AND SUSPENSION

15.8.1	The Company has a disciplinary procedure a copy of which is available on request from the Company. The disciplinary procedure is not incorporated by reference to this Agreement, does not form part of it and has no contractual status.

15.8.2	If the Executive has a grievance in relation to his employment, the Executive may apply in writing to the Chief Executive Officer whose decision will be final.

15.8.3	In order to investigate a complaint against the Executive of misconduct the Company is entitled (without prejudice to its rights consequently to terminate this Agreement on the same or any other ground) to suspend the Executive on full pay for so long as may be reasonably necessary to carry out a proper investigation and hold a disciplinary hearing.

15.9	DEDUCTIONS

The Executive authorises the Company to deduct from his remuneration (including salary, pay in lieu of notice, commission, bonus, holiday pay and sick pay) at any time during the employment or in any event on termination of employment any monies owed by the Executive to the Company or Associated Company subject to the Company obtaining the Executive’s prior written agreement.

15.10	DIRECTORSHIP

On the termination of this Agreement for whatever reason, the Executive will at the request of the Company (without prejudice to any claims which the Executive may otherwise have against the Company or Associated Company) resign from all and any offices which the Executive may hold as a director of the Company or Associated Company and from all and any other offices which the Executive holds as trustee, nominee or representative of the Company or Associated Company and if the Executive should fail to do so within 7 days of request the Company is irrevocably authorised to appoint some person in his name and on his behalf to sign any documents or do things necessary or requisite to effect such resignations.

15.11	NOTICES

15.11.1	Any notice given under this Agreement shall be in writing and shall be served on the party (in the case of the Executive) at the above address or any other address notified by the Executive to the Company or (in the case of the Company) at its registered office.

15.11.2	Any notice shall be taken to have been received on the date and time of its actual receipt except that if correctly addressed and stamped and sent by first class prepaid letter post it shall be taken to have been received on the third day after posting of it.

15.12	PREVIOUS AGREEMENTS

This Agreement constitutes the whole and only entire agreement between the parties in relation to the Executive’s employment with the Company and supersedes and extinguishes any prior drafts, previous agreements, undertakings, representations, warranties and arrangements of any nature whatsoever, whether or not in writing, between the parties relating to the Executive’s employment with the Company.

15.13	COLLECTIVE AGREEMENTS

There are no collective agreements in place that affect the Executive’s employment with the Company.

15.14	LAW AND JURISDICTION

The Agreement will be governed by and interpreted in accordance with English law and the parties irrevocably agree and submit to the jurisdiction of the English courts.

EXECUTION AND DELIVERY

This document is excuted as a deed and delivered on the date set out at the beginning of this Agreement.

SIGNED as a DEED by

Limited

acting by two Directors

or a Director and Secretary:	/s/ Warren B. Grayson

Director

/s/ Chris Bolland

Director/Secretary

SIGNED as a DEED by	/s/ Ron Patterson

Executive

in the presence of:

Witness Signature:

Name:

Address: